EXHIBIT 21.1

STIFEL FINANCIAL CORP. AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT

Subsidiary Legal Name*	Jurisdiction of Incorporation/Formation

Stifel Financial Corp.	Delaware
Stifel, Nicolaus & Company, Incorporated	Missouri
Stifel Nicolaus Insurance Agency, Incorporated	Missouri
Ryan Beck Holdings, LLC	Missouri
Stifel Nicolaus Investment Consulting Co. Ltd.	Shanghai
Broadway Air Corp.	Missouri
Century Security Associates, Inc.	Missouri
CSA Insurance Agency, Incorporated	Missouri
Choice Financial Partners, Inc.	Missouri
Lease Aircraft Trust 2012-1 LLC	Delaware
East Shore Aircraft LLC	Delaware
MB Advisory Group LLC	Delaware
Miller Buckfire & Company, LLC	Delaware
Missouri Valley Partners	Missouri
Stifel Asset Management Corp.	Missouri
Stifel Bank & Trust	Missouri
Stifel Bank Community Development Corporation	Missouri
Stifel Bank – CDC – 501 N. Broadway, Inc.	Missouri
Stifel Financial Capital Trust II	Missouri
Stifel Financial Capital Trust III	Missouri
Stifel Financial Capital Trust IV	Missouri
Stifel Foundation, Inc.	Missouri
Stifel Nicolaus Europe Limited	United Kingdom

Subsidiary Legal Name*	Jurisdiction of Incorporation/Formation

Stifel Trust Company, National Association	Missouri
Stone & Youngberg LLC	California
Thomas Weisel Partners Group, Inc.	Delaware
Thomas Weisel Partners LLC	Delaware
Thomas Weisel Capital Management LLC	Delaware
Thomas Weisel Venture Partners LLC	Delaware
Thomas Weisel Healthcare Venture Partners LLC	Delaware
Thomas Weisel Global Growth Partners LLC	Delaware
Thomas Weisel Asset Management LLC	Delaware
Timberline Asset Management LLC	Delaware
Thomas Weisel Partners Insurance Services LLC	Delaware
Stifel Nicolaus Canada Inc.	Canada

*	All subsidiaries of the registrant do business under their legal names. Indentation indicates the principal parent of each subsidiary.